Globe Specialty Metals Reports Strong First Quarter Fiscal 2015 Results
Incremental Increases in Sales, EBITDA and EPS

•	Net Income was $12.6 million, up 284% from first quarter of last year and up 76% from the prior quarter
•	Adjusted diluted earnings per share attributable to GSM for the first quarter were $0.19, up 138% from the first quarter of last year and up 6% from the prior quarter
•	Adjusted EBITDA in the first quarter was $34.6 million, up 62% from the first quarter of last year and up 5% from the prior quarter
•	Adjusted EBITDA Margin was 16.8%, up by 4.4% or 36% from the first quarter of last year and up .7% from the prior quarter
•	Sales were $206.1 million in the first quarter, up 19% from the first quarter of last year and up .4% from the prior quarter
•	Siltech commenced production in October
•	The Board of Directors announced a Quarterly Dividend of $0.075 per share to be paid on December 22, 2014 to Shareholders of Record as of December 8, 2014

MIAMI, November 5, 2014 – Globe Specialty Metals, Inc. (NASDAQ: GSM) (the “Company”) today announced results for the first quarter of fiscal 2015, ended September 30, 2014.

Net sales of $206.1 million in the first quarter of fiscal 2015 were up 0.4% compared to the prior quarter. Adjusted diluted earnings per share attributable to GSM for the first quarter were $0.19, up 6% compared to the fourth quarter of fiscal 2014, while adjusted EBITDA of $34.6 million in the first quarter was up 5% compared to the prior quarter.

Excluding certain items, detailed in the table below, adjusted EBITDA was $34.6 million in the first quarter, compared to $21.4 million in the first quarter of the prior year and $33.1 million in the fourth quarter.  On a reported basis, EBITDA for the first quarter was $33.2 million, compared to $6.6 million in the first quarter of the prior year and $30.2 million in the fourth quarter.

Globe CEO Jeff Bradley commented, “We continue to post improving results when compared to both the previous quarter and first quarter of last year, reflecting continued improvement in demand.  Pricing continues to increase, which is driving both top line growth and margin expansion.  Additionally we achieved the $15 million in cost savings announced last year, and we are working on new cost savings initiatives as well as accretive business growth initiatives.”

Reported net income for the first quarter of fiscal 2015 was $12.6 million, compared to $7.1 million in the prior quarter, and $(6.8) million in the first quarter of fiscal 2014.  Reported Diluted EPS for the first quarter of fiscal 2015 was $0.16 per share, compared to $0.08 per share in the prior quarter and $(0.09) per share in the first quarter of fiscal 2014.

Adjusted EBITDA was as follows:
	First Quarter		Fourth Quarter
	FY 2015	FY 2014	FY 2014
Reported EBITDA	$33,196	6,569	$30,178
Remeasurement of stock option liability	(2,405)	12,064	(26)
Siltech start-up costs	1,882	–	1,042
Transaction and due diligence expenses	483	161	560
Quebec Silicon lockout costs	–	2,608	–
Contract acquisition cost	–	–	1,600
Business interruption	1,453	–	(243)
Adjusted EBITDA, excluding above items	$34,609	21,402	$33,111

First quarter fiscal 2015 results were negatively impacted by $0.3 million after-tax related to transaction fees and due diligence expenses, $1.3 million after-tax for expenses related to the start-up of Siltech (acquired November 2013), and $1.0 million after-tax related to loss of profits from business interruption at one of our North America plants.  The first quarter was positively impacted by $1.6 million after-tax due to the remeasurement of stock option liability.

Cash increased by $8.6 million contributing to the decrease in net debt of $1.8 million from the end of the fourth quarter of fiscal 2014 to $11.1 million.  Cash flow from operating activities in the first quarter was $24.9 million, capital expenditures totalled $16.8 million (Siltech was $4.0 million of the total capital expenditures for the quarter), and dividends totalled $5.5 million.  Capital expenditures were primarily related to planned maintenance.  Net working capital increased $3.1 million in the first quarter as compared to the fourth quarter primarily due to the ramping up of our South African acquisition, Siltech.  Total debt outstanding in the first quarter remained flat compared to the prior quarter at $125.2 million and increased $16.2 million compared to the first quarter of fiscal 2014.  Total cash and cash equivalents and marketable securities were $114.1 million as of September 30, 2014.

Adjusted diluted earnings per share, which excludes the items listed below, were as follows:
	First Quarter		Fourth Quarter
	FY 2015	FY 2014	FY 2014
Reported Diluted EPS	$0.16	(0.09)	$0.08
Tax rate adjustment	0.02	0.01	0.07
Remeasurement of stock option liability	(0.02)	0.11	–
Siltech start-up costs	0.02	–	0.01
Transaction and due diligence expenses	–	–	0.01
Quebec Silicon lockout costs	–	0.02	–
Deferred financing fees write-off	–	0.03	–
Contract acquisition cost	–	–	0.01
Business interruption	0.01	–	–
Adjusted diluted EPS, excluding above items	$0.19	0.08	$0.18

The Company further announced that its Board of Directors on November 5, 2014 authorized a quarterly dividend of $0.075 per share payable on December 22, 2014 to shareholders of record at the close of business on December 8, 2014.  The Company also announced that it had extended its previously announced stock repurchase program, authorizing the repurchase of up to $45.8 million of its common shares through December 31, 2015.

Conference Call

Globe will review first quarter fiscal 2015 results during its quarterly conference call on November 6, 2014 at 9:00 AM Eastern Time. The dial-in number for the call is 877-293-5491.  International callers should dial 914-495-8526.  Please dial in at least five minutes prior to the call to register.  The call may also be accessed via an audio webcast available on the GSM website at http://investor.glbsm.com.  Click on the November, 2014 Earnings Call link to access the call.

About Globe Specialty Metals

Globe Specialty Metals, Inc. is among the world’s largest producers of silicon metal and silicon-based specialty alloys, critical ingredients in a host of industrial and consumer products with growing markets.  Customers include major silicone chemical, aluminum and steel manufacturers, auto companies and their suppliers, ductile iron foundries, manufacturers of photovoltaic solar cells and computer chips, and concrete producers.  The Company is headquartered in Miami.  For further information please visit our web site at www.glbsm.com.

Forward-Looking Statements

This release may contain ''forward-looking statements'' within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by words such as ''anticipates,'' ''intends,'' ''plans,'' ''seeks,'' ''believes,'' ''estimates,'' ''expects'' and similar references to future periods, or by the inclusion of forecasts or projections.  Forward-looking statements are based on the current expectations and assumptions of Globe Specialty Metals, Inc. (the "Company") regarding its business, financial condition, the economy and other future conditions.

Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  The Company's actual results may differ materially from those contemplated by the forward-looking statements.  The Company cautions you therefore that you should not rely on any of these forward-looking statements as statements of historical fact or as guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions including, among others, changes in metals prices; increases in the cost of raw materials or energy; competition in the metals and foundry industries; environmental and regulatory risks; ability to identify liabilities associated with acquired properties prior to their acquisition; ability to manage price and operational risks including industrial accidents and natural disasters; ability to manage foreign operations; changes in technology; ability to acquire or renew permits and approvals; and, other factors identified in the Company’s periodic reports filed with the SEC.
Any forward-looking statement made by the Company or management in this release speaks only as of the date on which it or they make it. Factors or events that could cause the Company's actual results to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, unless otherwise required to do so under the law or the rules of the NASDAQ Global Market.

Non-GAAP Measures

EBITDA, adjusted EBITDA and adjusted diluted earnings per share are non-GAAP measures.

We have included these measures to provide supplemental measures of our performance which we believe are important because they eliminate items that have less bearing on our current and future operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  Reconciliations of these measures to the comparable GAAP financial measures are provided in the attached financial statements.

CONTACT: Globe Specialty Metals, Inc.

Joe Ragan, 786-509-6925
Chief Financial Officer
Email: jragan@glbsm.com
Or Jeff Bradley, 786-509-6908 Chief Executive Officer Email: jbradley@glbsm.com

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013

Net sales	$206,083	205,360	172,994
Cost of goods sold	168,617	167,816	152,280
Selling, general, and administrative expenses	15,565	17,074	25,138
Contract acquisition cost	-	1,600	-
Operating income (loss)	21,901	18,870	(4,424)
Other income (expense):
Interest income	81	34	128
Interest expense, net of capitalized interest	(1,243)	(1,082)	(4,878)
Foreign exchange loss	(905)	(113)	(381)
Other income	575	316	21
Income (loss) before provision for (benefit from) income taxes	20,409	18,025	(9,534)
Provision for (benefit from) income taxes	7,845	10,904	(2,709)
Net income (loss)	12,564	7,121	(6,825)
Income attributable to noncontrolling interest, net of tax	(862)	(895)	(27)
Net income (loss) attributable to Globe Specialty Metals, Inc.	$11,702	6,226	(6,852)
Weighted average shares outstanding:
Basic	73,754	73,806	75,310
Diluted	73,897	73,949	75,310
Earnings (loss) per common share:
Basic	$0.16	0.08	(0.09)
Diluted	0.16	0.08	(0.09)

EBITDA:
Net income (loss)	$12,564	7,121	(6,825)
Provision for (benefit from) income taxes	7,845	10,904	(2,709)
Net interest expense	1,162	1,048	4,750
Depreciation, depletion, amortization and accretion	11,625	11,105	11,353
EBITDA	$33,196	30,178	6,569

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	September 30,	June 30,	September 30,
	2014	2014	2013
Assets
Current assets:
Cash and cash equivalents	$106,395	97,792	163,084
Marketable securities	7,694	10,399	148
Accounts receivable, net	91,989	100,829	76,865
Inventories	93,293	80,924	90,506
Deferred tax assets	2,906	7,042	15,229
Prepaid expenses and other current assets	20,116	26,155	19,436
Total current assets	322,393	323,141	365,268
Property, plant, and equipment, net	468,937	469,386	418,074
Deferred tax assets	334	901	125
Goodwill	43,343	43,343	43,177
Other intangible assets	477	477	477
Investments in unconsolidated affiliates	5,973	5,973	5,973
Other assets	2,166	2,018	4,358
Total assets	$843,623	845,239	837,452

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,956	46,509	38,554
Short-term debt	58	59	15
Revolving credit agreements	-	-	9,000
Share-based liabilities	10,206	12,552	30,534
Accrued expenses and other current liabilities	37,875	39,015	31,602
Total current liabilities	98,095	98,135	109,705
Long-term liabilities:
Revolving credit agreements and other long-term debt	125,132	125,145	100,000
Deferred tax liabilities	48,231	49,746	34,634
Other long-term liabilities	58,333	59,515	59,460
Total liabilities	329,791	332,541	303,799
Stockholders’ equity:
Common stock	8	8	8
Additional paid-in capital	400,821	398,685	397,676
Retained earnings	69,750	63,580	58,598
Accumulated other comprehensive loss	(12,839)	(5,912)	(4,358)
Treasury stock at cost	(29,208)	(28,966)	(4)
Total Globe Specialty Metals, Inc. stockholders’ equity	428,532	427,395	451,920
Noncontrolling interest	85,300	85,303	81,733
Total stockholders’ equity	513,832	512,698	533,653
Total liabilities and stockholders’ equity	$843,623	845,239	837,452

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013

Cash flows from operating activities:
Net income (loss)	$12,564	7,121	(6,825)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	11,625	11,105	11,353
Share-based compensation	2,079	546	(1,558)
Amortization of deferred financing fees	46	47	3,524
Unrealized foreign exchange gain	(300)	(100)	-
Deferred taxes	3,170	386	(6,530)
Amortization of customer contract liabilities	(1,896)	(1,890)	(1,730)
Changes in operating assets and liabilities:
Accounts receivable, net	8,505	(4,967)	7,203
Inventories	(13,636)	(3,254)	11,000
Prepaid expenses and other current assets	2,762	148	6,599
Accounts payable	1,989	3,277	236
Accrued expenses and other current liabilities	(893)	6,125	13,416
Other	(1,126)	2,796	2,006
Net cash provided by operating activities	24,889	21,340	38,694
Cash flows from investing activities:
Capital expenditures	(16,836)	(19,057)	(7,203)
Proceeds from (purchase of) marketable securities	7,005	(7,555)	-
Net cash used in investing activities	(9,831)	(26,612)	(7,203)
Cash flows from financing activities:
Net (payments) borrowings of short-term debt	(14)	44	(269)
Net borrowings (payments) on revolving credit agreements	-	145	(30,250)
Debt issuance costs	-	-	(1,080)
Dividend payment	(5,532)	(5,541)	(5,178)
Proceeds from stock option exercises	57	-	-
Purchase of treasury shares	(242)	(2,348)	-
Other financing activities	(646)	(1,043)	(633)
Net cash used in financing activities	(6,377)	(8,743)	(37,410)
Effect of exchange rate changes on cash and cash equivalents	(78)	(1,115)	(673)
Net increase (decrease) in cash and cash equivalents	8,603	(15,130)	(6,592)
Cash and cash equivalents at beginning of period	97,792	112,922	169,676
Cash and cash equivalents at end of period	$106,395	97,792	163,084

Supplemental disclosures of cash flow information:
Cash paid for interest, net	$526	1,155	1,009
Cash paid (refunded) for income taxes, net	212	(230)	600

GLOBE SPECIALTY METALS, INC.
AND SUBSIDIARIES
Supplemental Statistics
(Unaudited)

	Three Months Ended
	September 30,	June 30,	September 30,
	2014	2014	2013
Shipments in metric tons:
Silicon metal	39,416	36,884	31,619
Silicon-based alloys	33,900	38,530	30,416
Total shipments*	73,316	75,414	62,035

Average selling price ($/MT):
Silicon metal	$2,807	2,797	2,699
Silicon-based alloys	2,048	2,009	2,019
Total*	$2,456	2,395	2,365
Average selling price ($/lb.):
Silicon metal	$1.27	1.27	1.22
Silicon-based alloys	0.93	0.91	0.92
Total*	$1.11	1.09	1.07

* Excludes by-products and other